PROMISSORY NOTE
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Payee's Name and Address

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Initial Principal Amount: $                           Date:              , 2001

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Interest Rate:  10% per annum                         Place:
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    COVENANT ECONET, INC., a Nevada corporation ("Maker"), for value
received, promises to pay to the order of                      ("Payee")
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the sum of                                                         Dollars
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($          ) on or before twelve months after the date of this promissory note
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at Maker's offices, 58 Hawthorne Court, N.E., Suite 1316, Washington, D.C.
20017, together with interest from the date of this Note until paid at the rate of ten percent (10%) per annum of the unpaid balance, subject to the following terms and conditions:

    1.  Interest Payments.  Interest shall be paid bi-annually on the last day
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of each June and December until this Note is paid or converted as provided in paragraph 5 below. If this Note is converted or paid all accrued but unpaid interest shall be paid to the date of conversion or payment, as the case may be. Interest shall begin to accrue as of the date of this Note and be payable to Payee after he or she has held the Note for six months.

    2.  Nontransferable.  Neither legal nor beneficial interest in this Note or
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any rights hereunder shall be negotiated, assigned, sold nor in any way transferred by action of the Payee without the prior consent of Maker which consent shall not be withheld if Payee satisfies the Maker that the proposed transfer would not be in violation of federal or state securities or other laws. However, nothing herein shall preclude this Note and any rights hereunder from being bequeathed or descending in accordance with the laws of descent and distribution or from being pledged as security for a bona fide loan.

    3.  Subordination.  This Note is subordinate to obligations which the Maker
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may now or hereafter have to banks and other financial institutions from which the Maker may obtain loans from time to time.

    4.  Waivers.  Presentment for payment, notice of nonpayment, protest or
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notice of protest each hereby are expressly waived.

    5.  Conversion.  After the expiration of one year form the date of issuance
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of this note, the Payee may elect to convert any portion of the unpaid principal balance of this Note into shares of Maker's common stock
("Common Stock") at the rate of $0.25 per share if:

         (a) Payee delivers written notice of such election to Maker's office;

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         (b) Payee agrees to surrender this Note in exchange for a stock certificate evidencing the shares of Maker's Common Stock to be received by Payee upon conversion; and
         (c) At the time of conversion, Payee can properly make and does make such written representations to Maker and consents to such restrictions as Maker considers appropriate to establish that the issuance of Maker's shares to Payee is exempt from registration under applicable federal and state securities laws.

    6.  Recapitalization.  If prior to conversion of the face amount of this
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Note by Payee, Maker shall have effected one or more stock split-ups, stock dividends or other increases or reductions of the number of shares of its Common Stock outstanding without receiving compensation therefore, in money, services or property; the number of shares subject to the conversion privilege hereby granted shall (a) if a net increase shall have been effected in the number of outstanding shares of Maker's stock, be proportionately increased, and the cash consideration payable per share be proportionately reduced; and (b) if a net reduction shall have been effected in the number of outstanding shares of the Maker's stock, be proportionately reduced and the cash consideration payable per share be proportionately increased.

    7.  Prepayment.  Maker may prepay any portion of this Note at any time
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upon giving 30 days prior written notice to Payee (during which 30 day period Payee may convert this Note into Common Stock).

    9.  Payee's Representations.  Payee by the acceptance of this Note confirms
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that Payee has represented to Maker as follows:

         (a) Payee is acquiring this Note for Payee's own account and not for purposes of distribution.

         (b) Payee, as a result of Payee's relationship with Maker and Members of Maker's Management, has full information concerning Maker's management, has full information concerning Maker's affairs and has had the opportunity to ask questions of members of Maker's management.

         (c) Payee has read, understood, completed, and signed the investor questionnaire attached to this Note.

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IN WITNESS WHEREOF, the undersigned, with full power and authority to do so, intending to be legally bound, has caused these presents to be executed, delivered, and sealed on the day and year first above written.

Dated:                     , 2001
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                                       COVENANT ECONET, INC.

                                       A Nevada corporation


                                       By:
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                                       Marcus Dukes, President

Attest:

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Secretary

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